UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 30, 2020
DENNY’S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18051	13-3487402
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

203 East Main Street
Spartanburg, South Carolina 29319-0001
(Address of principal executive offices)
(Zip Code)

(864) 597-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
$.01 Par Value, Common Stock	DENN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As further described below, on September 30, 2020 the Board of Directors (the "Board") of Denny’s Corporation (the “Company”), upon recommendation of the Compensation and Incentives Committee of the Board (the “Compensation Committee”), approved adjustments to certain performance share units (“PSUs”) previously granted to the Company’s named executive officers (“NEOs”) as part of the Company’s Long-Term Incentive Program (“LTIP”).

The Company’s compensation programs for its NEOs are designed with guidance and analysis from an independent consultant with the overall objective of attracting, developing, motivating and retaining top-quality leadership talent, while ensuring that their interests are aligned with the interests of our stockholders and that their efforts are focused on the Company’s key strategic objectives.

The Company’s annual and long-term incentives form a key part of these compensation programs. The Company’s incentive strategy is designed to be integrated across different time frames, performance metrics, and types of payout. The Company’s LTIP awards are designed to meet the following objectives: reward long-term Company profitability and growth, promote increased stockholder value and align executives’ interests with the interests of our stockholders, offer competitive awards aligned with market practice, promote stock ownership among executives, encourage a long-term perspective among executive officers, and provide an incentive for executives to remain with the Company. More information regarding the Company’s compensation programs for its NEOs may be accessed in the Company’s proxy statement for its 2020 annual meeting of stockholders (the "2020 Proxy").

LTIP awards to the NEOs for 2018 and 2019 were made 100% in the form of PSUs with three-year performance periods (2018-2020 for the 2018 PSUs and 2019-2021 for the 2019 PSUs). The PSUs are earned based 50% on growth in earnings per share (as adjusted in a manner described in the 2020 Proxy) over the performance period (“EPS Growth”) and 50% on the relative total stockholder return of the Company for the performance period against a peer group for the 2018 awards and the S&P 600 Consumer Discretionary Index for the 2019 awards (“Relative TSR”).

The casual dining sector in which the Company operates has been severely negatively impacted by business disruptions resulting from the COVID-19 pandemic. These business disruptions, which could not have been foreseen when the 2018 and 2019 PSUs were awarded, have caused the EPS Growth goals for the PSUs to be unattainable. To address the loss of retentive and incentive value due to these unforeseen events, the Board took the following actions on the 2018 and 2019 PSUs:

2018 PSUs

The EPS Growth goal for the 2018 PSUs was measured in accordance with the methodology established at the time of grant for the first two years of the performance period, 2018-2019, before the onset of the COVID-19 pandemic. That performance was above the maximum goal that had been set. That portion of the award was then prorated by two-thirds (since two-thirds of the performance period had been completed before the pandemic). The resulting amount, which equals 100% of target (i.e., 150% performance times two-thirds), will vest at the end of 2020 subject to continued employment.

2019 PSUs

The Board removed the 2019-2021 EPS Growth goal and will instead apply the 2019-2021 Relative TSR goal to the entire 2019 PSU award.

The Board did not change the Relative TSR portion of either award.

In making these adjustments, the Board considered various factors, including: (i) the successful progress made against long-term financial targets prior to the unforeseen COVID-19-related business disruptions, (ii) the important steps taken by our NEOs and other employees to manage our business through the crisis by focusing their efforts on protecting the health and wellbeing of our guests, employees, franchisees and stockholders, and (iii) the need to ensure that we retain and motivate key employees to successfully drive our business forward beyond the pandemic to create additional long-term stockholder value. The Board also considered how these adjustments fit within broader Company actions on compensation for our employees in the face of the pandemic, including (i) reduced executive base salaries, (ii) continued salaries for all unit-level management during periods the restaurants were closed, (iii) continued medical, dental and vision insurance for all covered employees while on furlough at no cost to the employees, (iv) extended Employee Assistance Plan services to all employees, and (v) implementation of a new paid leave program to provide salary continuation during COVID-related illness or due to exposure at work.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denny's Corporation

Date: October 1, 2020	/s/ Robert P. Verostek
Robert P. Verostek
Senior Vice President and
Chief Financial Officer